Exhibit 99.1

CSB BANCORP, INC. REPORTS SECOND QUARTER EARNINGS

Second Quarter Highlights

	Quarter Ended June 30, 2020	Quarter Ended June 30, 2019
Diluted earnings per share	$0.95	$0.94
Net Income	$2,606,000	$2,586,000
Return on average common equity	11.72%	12.91%
Return on average assets	1.15%	1.39%

Millersburg, Ohio – July 21, 2020 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced second quarter 2020 net income of $2,606,000, or $.95 per basic and diluted share, as compared to $2,586,000, or $.94 per basic and diluted share, for the same period in 2019.  Income before federal income tax amounted to $3,227,000, an increase of 1% over the same quarter in the prior year. For the six-month period ended June 30, 2020 net income totaled $5,089,000 compared to $5,126,000 for the same period last year, a decrease of less than 1%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 11.72% and 1.15%, respectively, compared with 12.91% and 1.39% for the second quarter of 2019.

Eddie Steiner, President and CEO stated, “Second quarter results were significantly impacted by direct and indirect influences of COVID-19.  The Company issued over $90 million in SBA Paycheck Protection Program (“PPP”) loans to help offset economic damage from the pandemic health emergency, accepted record deposit growth as businesses and households conserved expenses, and recorded all-time high home mortgage volumes fueled by significant refinance activity as mortgage rates dropped to historic lows in response to the Federal Reserve’s “near zero bound” interest rate policy.  While these actions resulted in lower margins and deployment of significant resources, we remain invested in responding to the significant market needs created by the dual health and financial crisis.”

Net interest income and noninterest income, on a fully taxable equivalent basis, totaled $8.7 million during the quarter, an increase of $265 thousand from the prior-year second quarter.   Net interest income decreased $59 thousand, or 1%, in the second quarter of 2020 compared to the same period in 2019.

Loan interest income including fees decreased $80 thousand during second quarter 2020 as compared to the same quarter in 2019, a decrease of 1%. Average total loan balances during the current quarter were $74 million higher than the year ago quarter, an increase of 13%.  Loan yields for second quarter 2020 averaged 4.60%, a decrease of 66 basis points from the 2019 second quarter average of 5.26%.

The net interest margin was 3.29% compared to 4.08% for second quarter 2019. The tax equivalency effect on the margin remained stable at 0.02% in the comparable second quarters.

Due to COVID factors, an increased provision for loan losses of $717 thousand was recognized for the second quarter ended June 30, 2020 as compared to $285 thousand for the prior year quarter.  The extent of credit quality degradation and resultant losses will not be discernable until emergency stimulus provided by the Federal government and agencies is exhausted, the disease runs its course through health-ordered curtailments and the related impact on employment levels, and damage to household and business balance sheets can be fully measured.  Additional COVID-19 related provisions may be necessary in future quarters.

Noninterest income increased 25%, compared to second quarter of 2019, fueled by growth in gain on sale of real estate loans into the secondary market, increases in debit card fee income, and bank owned life insurance values. These increases were partially offset by decreases in service charges on deposit accounts as both consumer and business accounts maintained increased deposit balances from government stimulus payments and loans provided by the bank within the PPP.

Noninterest expense decreased 4% from second quarter 2019.   Salary and employee benefit costs decreased $239 thousand, or 8%, compared to the prior year quarter, as a result of the capitalization of wage expense approximating $330 thousand associated with the origination of the PPP loans.  Marketing and public relations decreased by $73 thousand, or 53%, reflecting the pandemic-related shut down of activities in second quarter 2020. The Company’s second quarter efficiency ratio decreased to 54.1% compared to 58.0%.

Federal income tax expense totaled $621 thousand in second quarter 2020, as compared to $613 thousand tax expense for the same quarter in 2019. The effective tax rate approximated 19% in both periods.

Average total assets during the quarter amounted to $913 million, an increase of $167 million, or 22%, above the same quarter of the prior year.  Liquidity increased as the Company’s average interest-bearing balances with banks increased $78 million during the quarter to $118 million as compared to the second quarter in 2019. Average loan balances of $622 million increased $74 million, or 13%, from the prior year second quarter while average securities balances of $121 million increased $10 million, or 9%, as compared to second quarter 2019.

Average commercial loan balances for the quarter, including commercial real estate, increased $69 million, or 19%, from prior year levels. This amount includes $72 million in new PPP average balances in the quarter. Average residential mortgage balances including home equity lines of credit increased $6 million, or 3%, over the prior year’s quarter.  Average consumer credit balances decreased $908 thousand, or 5%, versus the same quarter of the prior year.

Nonperforming assets decreased $115 thousand from June 30, 2019 to $4.5 million, or 0.70%, of total loans plus other real estate at June 30, 2020.  At June 30, 2020, approximately $1.1 million of the non-performing loan total is guaranteed by either USDA or the SBA.  Delinquent loan balances as of June 30, 2020 decreased to 0.73% of total loans as compared to 1.04% at June 30, 2019.

Net loan losses recognized during second quarter 2020 were $3 thousand, or 0.00% annualized, compared to second quarter 2019 net loan losses of $35 thousand. The allowance for loan losses amounted to 1.23% of total loans at June 30, 2020 as compared to 1.19% at June 30, 2019. The allowance for loan losses as a percentage of total loans minus PPP loans was 1.44% at June 30, 2020.

Average deposit balances grew on a quarter over prior year quarter comparison by $150 million, or 24%.  For the second quarter 2020, the average cost of deposits amounted to 0.35%, as compared to 0.60% for the second quarter 2019.  During the second quarter 2020, increases in average deposit balances over the prior year quarter included noninterest-bearing demand accounts of $59 million, interest-bearing transaction accounts of $89 million, and time deposits of $2 million. The average balance of securities sold under repurchase agreement during the second quarter of 2020 increased by $6 million, or 16%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $90.0 million on June 30, 2020 with 2.7 million common shares outstanding.  The equity to assets ratio amounted to 9.3% on June 30, 2020 and 10.9% on June 30, 2019.  The Company declared a second quarter dividend of $0.28 per share, a $.02 per share increase over second quarter 2019, producing an annualized yield of 3.5% based on the June 30, 2020 closing price of $32.00.

Cares Act and related events

On March 27, 2020 the Cares Act, a $2.3 trillion emergency federal relief bill, was signed into law.  The relief effort included SBA’s PPP for qualifying businesses, and subsequent actions by Congress enlarged and extended the PPP as well as additional emergency relief programs.  We have facilitated and funded more than 750 of these government assistance loans and continue to offer this relief lending program within our market area.  We expect the majority of the PPP loan dollars will ultimately qualify for borrower forgiveness under the guidelines of the SBA program.  We have also extended loan modifications to qualifying commercial and consumer loan customers to deal with the uncertainty of the economy.  A customer can request relief from their total payment or place their obligation on interest only for a period of 3-4 months, with maturities extended on these modified loans.  As of June 30, 2020, we have modified $63 million of term commercial loans and $4 million of consumer loans.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $965 million as of June 30, 2020. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products.  Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.  The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2020	2020	2019	2019	2019	2020	2019
EARNINGS	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	6 months	6 months
Net interest income FTE (a)	$7,048	$6,953	$7,168	$7,228	$7,111	$14,001	$14,160
Provision for loan losses	717	178	285	285	285	895	570
Other income	1,641	1,343	1,451	1,440	1,313	2,984	2,537
Other expenses	4,709	5,007	5,079	4,999	4,900	9,716	9,691
FTE adjustment (a)	36	37	39	40	40	73	78
Net income	2,606	2,483	2,593	2,695	2,586	5,089	5,126
Diluted earnings per share	0.95	0.91	0.95	0.98	0.94	1.86	1.87

PERFORMANCE RATIOS
Return on average assets (ROA)	1.15%	1.23%	1.27%	1.38%	1.39%	1.19%	1.40%
Return on average common equity (ROE)	11.72	11.47	12.13	12.89	12.91	11.60	13.05
Net interest margin FTE (a)	3.29	3.67	3.73	3.95	4.08	3.47	4.12
Efficiency ratio	54.05	60.08	58.74	57.52	57.96	58.00	57.86
Number of full-time equivalent employees	169	172	171	175	174

MARKET DATA
Book value/common share	$32.81	$31.95	$31.17	$30.49	$29.70
Period-end common share mkt value	32.00	35.00	40.97	38.67	40.45
Market as a % of book	97.53%	109.55%	131.44%	126.83%	136.20%
Price-to-earnings ratio	8.44	9.26	10.78	10.28	11.05
Cash dividends/common share	$0.28	$0.28	$0.28	$0.28	$0.26	$0.56	$0.52
Common stock dividend payout ratio	29.47%	30.77%	29.47%	28.57%	27.66%	30.11%	27.81%
Average basic common shares	2,742,350	2,742,350	2,742,350	2,742,350	2,742,350	2,742,350	2,742,296
Average diluted common shares	2,742,350	2,742,350	2,742,350	2,742,350	2,742,350	2,742,350	2,742,296
Period end common shares outstanding	2,742,350	2,742,350	2,742,350	2,742,350	2,742,350
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$87,755	$95,982	$112,354	$106,047	$110,928

ASSET QUALITY
Gross charge-offs	$17	$86	$59	$75	$54	$103	$124
Net (recoveries) charge-offs	3	74	44	46	35	77	(60)
Allowance for loan losses	7,835	7,120	7,017	6,776	6,537
Nonperforming assets (NPAs)	4,481	4,468	4,659	4,518	4,596
Net charge-off (recovery) /average loans ratio	0.00%	0.05%	0.03%	0.03%	0.03%	0.03%	(0.02)%
Allowance for loan losses/period-end loans	1.23	1.28	1.27	1.20	1.19
NPAs/loans and other real estate	0.70	0.80	0.84	0.80	0.83
Allowance for loan losses/nonperforming loans	178.78	162.97	154.55	153.35	145.36

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.90%	10.28%	9.91%	10.07%	10.28%
Average equity to assets	9.79	10.72	10.43	10.72	10.77
Average equity to loans	14.38	15.55	15.29	14.95	14.66
Average loans to deposits	80.95	82.61	81.62	86.18	88.73

AVERAGE BALANCES
Assets	$912,875	$812,409	$812,481	$773,481	$745,658	$862,629	$738,002
Earning assets	860,838	761,619	763,244	725,615	699,229	811,229	693,404
Loans	621,710	560,142	554,556	554,956	547,981	590,926	549,225
Deposits	767,988	678,090	679,473	643,981	617,558	723,039	610,736
Shareholders' equity	89,404	87,090	84,777	82,948	80,338	88,247	79,194

ENDING BALANCES
Assets	$965,179	$810,041	$818,683	$786,792	$750,252
Earning assets	913,813	757,769	767,345	734,859	704,738
Loans	636,799	555,320	551,633	566,213	550,612
Deposits	815,961	671,162	683,546	658,119	623,328
Shareholders' equity	89,967	87,629	85,476	83,614	81,458

NOTES:

(a) - Net Interest income on a fully tax-equivalent ("FTE") basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate.  Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30,	June 30,
(Dollars in thousands, except per share data)	2020	2019
ASSETS
Cash and cash equivalents
Cash and due from banks	$17,259	$15,214
Interest-earning deposits in other banks	156,566	42,063
Total cash and cash equivalents	173,825	57,277
Securities
Available-for-sale, at fair-value	103,202	86,297
Held-to-maturity	10,871	19,657
Equity securities	83	87
Restricted stock, at cost	4,614	4,614
Total securities	118,770	110,655
Loans held for sale	1,678	409
Loans	636,799	550,612
Less allowance for loan losses	7,835	6,537
Net loans	628,964	544,075

Premises and equipment, net	12,593	11,638
Goodwill and core deposit intangible	4,802	4,863
Bank owned life insurance	19,153	16,760
Accrued interest receivable and other assets	5,394	4,575

TOTAL ASSETS	$965,179	$750,252

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$254,868	$180,766
Interest-bearing	561,093	442,562
Total deposits	815,961	623,328

Short-term borrowings	43,865	35,474
Other borrowings	9,865	6,576
Accrued interest payable and other liabilities	5,521	3,416
Total liabilities	875,212	668,794
Shareholders' equity
Common stock, $6.25 par value. Authorized
9,000,000 shares; issued 2,980,602 shares
in 2020 and 2019	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	65,293	57,988
Treasury stock at cost - 238,252 shares in 2020
and 2019	(4,780)	(4,780)
Accumulated other comprehensive income (loss)	1,010	(194)
Total shareholders' equity	89,967	81,458

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$965,179	$750,252

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended		Six months ended
(Unaudited)	June 30,		June 30,
(Dollars in thousands, except per share data)	2020	2019	2020	2019
Interest and dividend income:
Loans, including fees	$7,105	$7,185	$13,955	$14,257
Taxable securities	481	584	1,090	1,171
Nontaxable securities	114	134	233	268
Other	31	218	270	393
Total interest and dividend income	7,731	8,121	15,548	16,089
Interest expense:
Deposits	673	921	1,504	1,746
Other	46	129	116	261
Total interest expense	719	1,050	1,620	2,007
Net interest income	7,012	7,071	13,928	14,082
Provision for loan losses	717	285	895	570
Net interest income after provision
for loan losses	6,295	6,786	13,033	13,512
Noninterest income
Service charges on deposits accounts	211	313	501	605
Trust services	196	212	427	436
Debit card interchange fees	400	369	776	716
Gain on sale of loans	508	76	622	155
Market value change in equity securities	4	(2)	(9)	4
Other	322	345	667	621
Total noninterest income	1,641	1,313	2,984	2,537

Noninterest expenses
Salaries and employee benefits	2,676	2,915	5,644	5,757
Occupancy expense	244	205	464	409
Equipment expense	198	143	333	280
Professional and director fees	282	308	611	647
Software expense	259	232	485	450
Marketing and public relations	65	139	193	256
Debit card expense	146	132	286	259
Other expenses	839	826	1,700	1,633
Total noninterest expenses	4,709	4,900	9,716	9,691
Income before income tax	3,227	3,199	6,301	6,358
Federal income tax provision	621	613	1,212	1,232
Net income	$2,606	$2,586	$5,089	$5,126
Net income per share:
Basic	$0.95	$0.94	$1.86	$1.87

Diluted	$0.95	$0.94	$1.86	$1.87